Exhibit 99.1

Aytu BioPharma Completes $15 Million Debt Refinancing

Englewood, CO, January 31, 2022 – Aytu BioPharma, Inc. (Nasdaq: AYTU), a pharmaceutical company focused on developing and commercializing novel therapeutics, today announced that it has entered into an agreement with the Avenue Venture Opportunities Fund, L.P., an affiliate of Avenue Capital Group, to refinance the company’s existing senior secured loan facility.

“We are pleased to partner with Avenue Capital and enhance Aytu’s overall financial position,” said Josh Disbrow, chief executive officer of Aytu BioPharma. “By mid-2022, we expect to begin our registrational study of AR101 in patients with vascular Ehlers-Danlos Syndrome, while advancing our sham-controlled study of Healight, our investigational endotracheal light catheter for use in patients with SARS-CoV-2. This financing further enables us to focus on our primary mission of creating value for patients and shareholders through the advancement of our pipeline and growth of our commercial business.”

Under the new financing agreement, Aytu is borrowing $15 million at an interest rate of the greater of prime and 3.25%, plus 7.4% and is using the proceeds to refinance its previous credit facility with Deerfield Private Design Fund III, L.P. and Deerfield Partners, L.P. The new facility with Avenue Capital provides a three-year term, consisting of 18 monthly payments of interest only followed by equal monthly payments of principal and accrued interest. The interest-only period may be extended to up to 36 months contingent upon Aytu achieving certain milestones. There are no minimum revenue or cash balance financial covenants in connection with the agreement. In addition, under the terms, Aytu issued the Avenue Venture Opportunities Fund warrants to purchase shares of its common stock equating to 7.00% of the principal amount.

About Avenue Venture Opportunities

The Avenue Venture Opportunities Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $11.9 billion as of December 31, 2021, please visit www.avenuecapital.com.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The company’s pediatric prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation from the U.S. Food and Drug Administration. To learn more, please visit aytubio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the company’s financial position, the future growth potential of our commercial portfolio, the anticipated start dates, durations and completion dates and the potential results of ongoing and future clinical trials, the safety and efficacy of our prospective treatments and the anticipated future regulatory submissions and events related to those prospective treatments. We also refer you to (i) the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu's Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission and (ii) the Risk Factors set forth in Aytu's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

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Contact:

Chelcie Lister

THRUST Strategic Communications

(910) 777-3049

chelcie@thrustsc.com